Exhibit (c)(19)

Board of Directors Presentation June 20, 2013

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Board of Directors of Clearwire Corporation (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). Evercore has not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor has Evercore been furnished with any such appraisals. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Board of Directors of the Company.

These materials were compiled on a confidential basis for use by the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Table of Contents Preliminary Draft - Confidential

Section

Transaction Overview I

Valuation Analysis II

Appendix

I. Transaction Overview

Transaction Overview Preliminary Draft - Confidential

Summary of Select Terms of the Proposed Transaction – Subject to Change

Scope of Assignment: ??Evercore Group L.L.C. (“Evercore”) has been asked by the Board of Directors of Clearwire Corporation

(“Clearwire”, “CLWR” or the “Company”) whether, in Evercore’s opinion as of the date hereof, the consideration of $5.00 to be received by Clearwire Class A shareholders from Sprint Nextel Corporation (“Sprint”) is fair, from a financial point of view, to all shareholders of the Clearwire Class A common stock (other than affiliates of the Company) (the “Transaction”)

Valuation: ??Purchase Price per share: $5.00 Consideration: ??Consideration: 100% cash

??Each Class A Common Share / Each Class B Share and Unit, together: Same consideration

??100% of non-Sprint/SoftBank shares, including public shareholders (34.5% of fully-diluted shares) and Equityholders (Comcast/ Bright House/ Intel, owners of 11.5% of fully-diluted shares), which represents 46.0% of total fully-diluted ownership (1) ??Mount Kellett Capital Management, Highside Capital Management, Glenview Capital Management and Chesapeake Partners Management and Comcast/ Bright House/ Intel have contractually agreed to vote their shares (collectively 42.1% of the non-Sprint fully-diluted shares) for the Transaction Transaction Structure: ??Reverse subsidiary merger, whereby Sprint acquisition subsidiary is to merge into Clearwire Corporation ??Clearwire will be the surviving entity

Conditions Precedent to Close: ??Clearwire reinstates its recommendation in favor of the Transaction

??Approval by a required vote of Clearwire shareholders, including majority of the minority ??Closing of Sprint and SoftBank transaction ??Required legal and regulatory approvals ??No Material Adverse Effect at Clearwire Shareholder Vote: ??June 24th Clearwire shareholder meeting will be adjourned to a later date Drop Dead Date: ??October 15, 2013

??Can be extended to December 31, 2013 and beyond, if end date of Sprint/Softbank agreement is so extended

(1) Fully-diluted ownership assumes conversion of $240mm of Sprint’s exchangeable notes (issued to Clearwire) into Clearwire shares at a conversion price of $1.50/share

Transaction Overview Preliminary Draft - Confidential

Summary of Select Terms of the Proposed Transaction (Cont’d) – Subject to Change

Other Agreements ??Termination of discussions with Dish

??Agreement not to enter into the Dish Investor Rights Agreement or other similar agreement

??If revised Sprint Transaction is terminated, Clearwire will hold an annual meeting at which seven new Sprint designees will stand for election to the Clearwire board ??Release of Sprint from existing standstill provisions

Interim Financing: ??Sprint has provided $240mm of financing pursuant to a Note Purchase Agreement, dated as of December 17, 2012 as amended on January 31, 2013 and February 26, 2013, since the transaction was announced ??Instrument is 1% unsecured Exchangeable Notes, with conversion price of $1.50 and maturing in June 2018 (5 years) ??Monthly installments of $80mm ??Shareholder vote is required when Nasdaq 20% limit is reached or Clearwire runs out of authorized shares

If Deal Terminates: ??If Clearwire changes its recommendation against the Transaction or if Clearwire fails to reject a new competing proposal within a specified time period and Sprint terminates the merger agreement, Clearwire will pay Sprint a termination fee of 3% of the minority equity value ??Merger Agreement is terminated due to failure of Sprint/SoftBank merger: ??Sprint will forgive $120mm of Exchangeable Notes and the balance may be converted at Clearwire’s option within 15 business days of termination into common shares at $1.50/share; ??Sprint will pay Clearwire an additional $100mm prepayment for future LTE services on 1/15/14 if Clearwire has met its build-out requirement of 5,000 sites by 1/15/14

Transaction Overview Preliminary Draft - Confidential

Evercore Analysis Overview

??In connection with rendering our opinion, we have, among other things:

i. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

ii. reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

iii. reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

iv. discussed with management of the Company, the Company’s past and current operations, financial projections and current financial condition, including the Company’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

v. reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

vi. compared the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

vii. reviewed the Agreement, the First Amendment to Agreement and Plan of Merger, dated April 18, 2013, the Second Amendment to Agreement and Plan of Merger, dated May 21, 2013 and a draft of the proposed amendment to the Agreement dated June 20, 2013, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis;

viii. reviewed the Note Purchase Agreement dated December 17, 2012, the First Amendment to Note Purchase Agreement, dated January 31, 2013, the Second Amendment to Note Purchase Agreement, dated February 26, 2013 and the indenture relating to the Notes, dated March 1, 2013; and ix. performed such other analyses and examinations and considered such other factors that we deemed appropriate.

Transaction Overview Preliminary Draft - Confidential

Evercore Analysis Overview (Cont’d)

??For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor.

??We have assumed that the Management Projections have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

??We have also assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of its last financial statement made available to us. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

??We were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Company Common Stock or any business combination or other extraordinary transaction involving the Company.

??The full text of our opinion provided with this presentation sets forth assumptions made, matters considered and limitations on the review undertaken in conjunction with the opinion. You are urged to read the opinion carefully and in its entirety.

II. Valuation Analysis

Valuation Analysis

Preliminary Draft - Confidential

Analysis of New Sprint Proposal

($ in millions)

	Initial Sprint Purchase Price (12/17/12)	Revised Sprint Purchase Price (5/21/13)	Dish Tender Offer Price (5/29/13)	New Sprint Purchase Price (6/19/13)
Acquisition Consideration:				
Consideration Per Share	$2.97	$3.40	$4.40	$5.00
% Increase to $2.97 Initial Sprint Purchase Price	NA	14.5%	48.1%	68.4%
% Increase to Prior Offer Price	NA	14.5%	29.4%	13.6%
Equity Transaction Value (non-Sprint shares) (1)	$2,273	$2,603	$3,371	$3,832
Δ Value to $2.97 Initial Sprint Purchase Price	NA	330	1,098	1,558
Δ Value to Prior Offer Price	NA	330	768	461
Equity Transaction Value (100% of FDSO)	$4,943	$5,660	$7,327	$8,327
TEV	$10,649	$11,366	$13,033	$14,033
Implied $/MHz-POP (2)	$0.23	$0.24	$0.28	$0.30

- 47% increase over Revised Sprint Purchase Price (refers to $5.00 New Sprint consideration per share)

Premiums Paid:	Pre-SoftBank[3]	11/20/12[4]	Initial: Pre-SoftBank	Initial: 11/20/12	Revised: Pre-SoftBank	Revised: 11/20/12	Dish: Pre-SoftBank	Dish: 11/20/12	New: Pre-SoftBank	New: 11/20/12
Spot	$1.30	$2.12	128.5%	40.1%	161.5%	60.4%	238.5%	107.5%	284.6%	135.8%
1-Week Prior	$1.34	$2.22	121.6%	33.8%	153.7%	53.2%	228.4%	98.2%	273.1%	125.2%
4-Weeks Prior	$1.63	$1.91	82.2%	55.5%	108.6%	78.0%	169.9%	130.4%	206.7%	161.8%
30-Day VWAP	$1.47	$2.17	101.8%	37.1%	131.0%	56.9%	199.0%	103.1%	239.8%	130.8%
90-Day VWAP	$1.38	$1.89	114.8%	57.2%	145.9%	79.9%	218.2%	132.9%	261.6%	164.6%
180-Day VWAP	$1.65	$1.75	80.3%	69.3%	106.4%	93.9%	167.1%	150.9%	203.5%	185.1%
52-Week High	$2.50	$2.69	18.8%	10.4%	36.0%	26.4%	76.0%	63.6%	100.0%	85.9%
52-Week Low	$0.90	$0.90	230.0%	230.0%	277.8%	277.8%	388.9%	388.9%	455.6%	455.6%
$3.12 VWAP (12/17/12 - 5/21/13)			NA		9.0%		41.0%		60.3%	

Source: Management Projections, FactSet, Bloomberg

Note: VWAP premiums are based on trading days; 1-Week and 4-Week Prior are based on 5 and 20 trading days, respectively

(1) Non-Sprint shares include both Class A and Class B shares. Fully-diluted shares include ~1,473mm basic shares, ~31mm RSUs and an additional 160mm shares from the conversion of Sprint's $240mm exchangeable notes (drawn down through June 19, 2013) leading to ~899mm Sprint shares (after conversion). SIG shares include ~191mm basic shares

(2) Assumes NPV of Spectrum Leases of $1,800mm, 47.0bn MHz-POPs, estimated 6/30/13 debt balance of $4,511mm and estimated 6/30/13 cash balance of $605mm (includes $240mm from Sprint exchangeable notes drawn down through June 19, 2013), based on Management estimates

(3) Represents 1 day before SoftBank/Sprint acquisition rumor (10/10/12)

(4) Represents 1 day before initial Sprint proposal

EVERCORE PARTNERS

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Valuation Analysis Preliminary Draft - Confidential ($ in millions)

Methodology Implied Share Price

Selected Range Prior Range (12/16/12) Low High $3.40 $5.00 Low High For Reference Purposes Only $2.97 $4.40

52 Week Low / 52 Week High Share Price $0.90 $4.70 $0.90 $2.69 Analyst Price Targets (12/16/12) (1) $0.83 $4.00 Analyst Price targets (Current) (2) $2.97 $4.50

Public Peer Group Analysis

Public Peer Group Analysis ($/MHz-POPs) (3) $0.19 $0.20 $1.98 $2.34 ($0.82) $1.69

Selected Spectrum Precedent Transactions

(10) (10) $/MHz-POP (6/30/13 Balance Sheet) (4)(5) $0.18 $0.28 $1.66 $4.40 $2.01 $4.52

(11) (11) $/MHz-POP (12/31/13 Balance Sheet) (4)(5) 0.18 0.28 $1.31 $4.07 $1.53 $4.04

Precedent Premia Paid Analysis Includes illustrative net proceeds from $1.64 $2.36

Pre-SoftBank (6)(7) 25.0% 45.0% $1.64 $2.36 potential spectrum

As of 11/20/12 (7)(8) 25.0% 45.0% $2.38 $2.95 $2.38 $2.95 sale (per Dish proposal) (9) Funding Shortfall

DCF Analysis

SCC (10.0% - 17.5% Disc. Rate; 2.0% - 4.0% Perp. Growth) SCC: $3.5bn ($1.91) ($0.59) $1.94 $3.14 ($1.88) ($0.01) MCC (10.0% - 17.5% Disc. Rate; 2.0% - 4.0% Perp. Growth) MCC: $2.1bn $3.81 $16.77 $4.14 $11.30

Source: Company filings, Management Projections, Bloomberg, FactSet, Wall Street research ($2) ($1) $0 $1 $2 $3 $4 $5 $16 $17

(1) Based on 10 analysts as of 12/16/12; Average 12/31/12 price target of $2.58; Median of $2.63; Low end of $0.83 represents $1.00 12/31/13 price target discounted back 1 year at a cost of equity of 20% (2) Based on 8 analysts as of 6/19/13; Average price target of $3.49

(3) Based on $0.19/MHz-POP implied from LightSquared (currently in Chapter 11) debt trading levels as of 6/19/13, and based on $0.20/MHz-POP implied from 6/19/13 Globalstar enterprise value (pro forma for recent restructuring and assuming no value for existing business) (4) Based on 47.0bn MHz-POPs per Management (5) Assumes no value for net assets and includes no costs associated with on-going commitments and liabilities, based on Management guidance (6) Represents 1 day before SoftBank/Sprint acquisition rumor (10/10/12) (7) Relevant range based on analysis of one day, 1-week prior, 4-week prior premiums of: a) all cash transactions $0.5bn-$10bn b) all cash transactions >$500mm where acquirer stake increases from <50% to 100%, and c) all cash transactions >$500mm where acquirer already had >50% stake and increased ownership to 100% (8) Represents 1 day before initial Sprint proposal (9) Incremental net proceeds from Dish proposal of $1.19-$1.32/share; based on $2,183mm offer (net of NPV of leases), less $200mm of estimated tax leakage as per Management estimates in December 2012, divided by fully-diluted share count of ~1,504-1,664mm shares (10) Assumes 12/31/12 estimated balance sheet at time of prior analysis (12/16/12) (11) Assumes 9/30/13 estimated balance sheet at time of prior analysis (12/16/12). Cash and debt balance per SCC

Valuation Analysis

Preliminary Draft - Confidential

Share Price Performance

Share Price Performance


$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
8/31/12
10/28/12
12/25/12
2/22/13
4/21/13
6/19/13
$4.70
(10/18/12): Sprint / Eagle River announcement
(12/13/12): 13D filed by Sprint revealing it is in negotiations to purchase remaining stake of Clearwire
(5/10/13): ISS recommended shareholders to vote for transaction
(4/15/13): Dish/Sprint Offer
(10/11/12): SoftBank/Sprint rumor (Clearwire up 70.8%)
(12/11/12): Rumors surface that Sprint is in negotiations to purchase remaining stake of Clearwire
(6/19/13): New Sprint Offer
(4/8/13): Verizon offer for Clearwire spectrum
(4/15/13): TMO-PCS revised offer
(5/20/13): Revised Sprint Offer
(5/29/13): Dish Tender Offer
Dish $3.30/share offer for Clearwire on 12/28/12
(10/15/12): SoftBank deal announced (Clearwire up 15.9%)
(12/17/12): Sprint/CLWR transaction announced
(10/3/12): T-Mobile/MetroPCS announcement

Clearwire Stock Performance

	10/10/2012 (1)	11/20/2012 (2)	6/19/2013
Price	$1.30	$2.12	$4.70
1-Week Prior	1.34	2.22	4.37
4-Weeks Prior	1.63	1.91	3.38
30 Day VWAP	1.47	2.17	3.78
90 Day VWAP	1.38	1.89	3.59
180 Day VWAP	1.65	1.75	2.90
52-Week High	2.50	2.69	4.70
52-Week Low	0.90	0.90	0.90
12/17/12 - 5/21/13 VWAP (3)			3.12

Source: Factset, Company Filings

(1) Represents 1 day before Sprint/SoftBank acquisition rumor

(2) Represents 1 day before initial Sprint proposal

(3) Represents VWAP between Initial Sprint Purchase Price of $2.97/share and Revised Sprint Purchase Price of $3.40/share

EVERCORE PARTNERS

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Valuation Analysis Preliminary Draft - Confidential

Precedent Spectrum Transactions ($ in millions)

2.5 GHz WCS S-Band L-Band

$0.40 $5.00: $0.30/MHz-POP $4.40 Tender: $0.28/MHz-POP $3.40: $0.24/MHz-POP

(5)

$0.35 $0.35

$2.97: $0.23/MHz-POP

(1)

$0.30

$0.30

$0.26 (12)

(2) (9) $0.25

$0.25 $0.24 $0.23

$0.22

$0.21 $0.21 (7)

(3) (6)

$0.20 $0.19 $0.19

$0.18

$/MHz-POPs $0.15(10)

$0.15 $0.13 (8)

$0.10

$0.05

$0.00

Prelim. Verizon/ Prelim. Dish/ Prelim. Dish/ Sprint/ Sprint/ Clearwire/ AT&T/ AT&T/ Dish/ Dish/ Dish/ Dish/ Harbinger Clearwire Clearwire Clearwire Eagle River Clearwire BellSouth NextWave (A&B NextWave (All) Terrestar Terrestar DBSD North DBSD North (Lightsquared)/ Proposal (Spectrum) (Clearwire) Block) America America SkyTerra

Frequency 2.5 GHz 2.5 GHz 2.5 GHz 2.5 GHz 2.5 GHz 2.5 GHz 2.3 GHz 2.3 GHz 2 - 2.2 GHz 2 - 2.2 GHz 2 - 2.2 GHz 2 - 2.2 GHz 1.5 - 1.6 GHz Band EBS EBS/BRS EBS/BRS EBS/BRS EBS/BRS BRS WCS WCS S S S S L

(4) (11)

Transaction Value ~$1,040 - $1,526 $11,199 $2,183 $9,897 $7,400 $300 $600 $600 $1,375 $874 $1,400 $899 $1,849

(12)

Total MHz-POPs 4,725 - 5,085 47,000 11,367 46,600 29,000 1,700 1,554 2,820 6,600 6,600 6,000 6,000 7,500 Announcement Date 04/08/13 12/28/12 12/28/12 10/18/12 05/07/08 02/15/07 08/02/12 08/02/12 06/14/11 06/14/11 02/01/11 02/01/11 09/23/09

Source: Company Filings, Wall Street Research

(1) Preliminary non-binding Verizon offer of $0.22-$0.30/MHz-POP for 45MHz in top 25 markets; net proceeds may be substantially lower due to tax leakage and the majority of the spectrum being leased spectrum (2) Preliminary non-binding Dish offer of $3.30 per share; FDSO of 1,665mm; Debt of $4,511mm; Cash of $605mm; NPV of Leases of $1,800mm based on Management estimate (3) Preliminary non-binding offer of $2.183 billion based on Dish’s proposal net of NPV of leases; net proceeds may be lower due to potential tax leakage; Dish December 2012 indicative proposal received prior to Sprint transaction was $2.46bn which was before adjusting for NPV of leases and implied $0.216/MHz-POP

(4) Implied Transaction Value - Uses implied share price of $2.97; FDSO of 1,495mm; Debt of $4,486mm; Cash of $828mm; NPV of Leases of $1,800mm based on Management estimate (5) Calculated using WCS A & B only; Assumes $60mm ($0.69 per MHz-POP) value for AWS included in the transaction; assumes $0 for WCS C&D

(6) Calculated using WCS A, B, C, & D; Assumes $60mm ($0.69 per MHz-POP) value for AWS included in the transaction (7) Using US & Canada Population (330mm) (8) Adjusted for Net Book Value of Terrestar-1 Satellite ($501.2mm) (9) Using US Population only (300mm) (10) Adjusted for Net Book Value of DBSD-G1 Satellite ($501.3mm) (11) Sourced from Skyterra News Release (12) Valuation based on total MHz-POPs from the Skyterra proxy dated 2/26/10

Valuation Analysis *Preliminary Draft - Confidential*

Preliminary Premiums Paid Analysis

- The tables below summarize the results of three data sets of premiums paid for U.S. targets
  - All cash transactions for U.S.-based companies with transaction values between $500 million - $10.0 billion since January 2000 in which acquirer purchased 100% of target
  - All cash "Minority-Led" transactions, in which acquirer had ownership of less than 50% of target prior to the transaction and acquired 100% of target, for U.S. targets with a minimum transaction value of $500 million from January 2000
  - All cash "Majority-Led" transactions, in which acquirer had ownership of more than 50% of target prior to the transaction and acquired 100% of target, for U.S. targets with a minimum transaction value of $500 million from January 2000

All Cash Transactions

Number of Transactions: 611

	Premium Paid		
	1 Day Prior	1 Week Prior	4 Weeks Prior
Mean	30.4%	32.7%	36.8%
Median	26.6%	28.5%	31.7%
Top 25% Median	52.4%	56.8%	60.9%
Bottom 25% Median	7.7%	9.5%	13.1%

Minority-Led Transactions

Number of Transactions: 23

	Premium Paid			Diff.
	1 Day Prior	1 Week Prior	4 Weeks Prior	Final/ Initial Prem.(1)
Mean	38.0%	38.9%	40.8%	14.5%
Median	30.2%	32.7%	44.5%	11.6%
Top 25% Median	70.9%	67.9%	67.2%	27.6%
Bottom 25% Median	10.4%	13.1%	16.1%	3.8%

Majority-Led Transactions

Number of Transactions: 16

	Premium Paid			Diff.
	1 Day Prior	1 Week Prior	4 Weeks Prior	Final/ Initial Prem.(1)
Mean	25.2%	27.8%	30.6%	14.6%
Median	25.8%	27.7%	24.7%	16.0%
Top 25% Median	41.6%	45.3%	45.7%	26.0%
Bottom 25% Median	8.8%	9.3%	11.5%	8.6%

Source: SDC, Factset, Company filings
Note: Transaction Value is Equity Value Acquired
(1) Difference between the Final 1-Day Premium and the Initial 1-Day Premium; Excludes deals where there was no change between Initial and Final Prices

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Valuation Analysis

Preliminary Draft - Confidential

Financial Summary

($ in millions)

SCC (1)

	2013	2014	2015	2016	2017	2018	2019	2020
Revenue	$1,254	$885	$1,145	$1,611	$1,977	$2,288	$2,576	$2,732
% YoY Growth	*(0.9%)*	*(29.4%)*	*29.3%*	*40.7%*	*22.7%*	*15.7%*	*12.6%*	*6.1%*
Memo: LTE Devices with Usage (000s)	*308*	*2,520*	*4,835*	*6,862*	*8,782*	*9,234*	*10,043*	*10,271*
Adj. EBITDA	($187)	($586)	($351)	$254	$618	$1,049	$1,355	$1,440
% Margin	*NM*	*NM*	*NM*	*15.8%*	*31.3%*	*45.9%*	*52.6%*	*52.7%*
Capex	$371	$375	$146	$161	$233	$229	$295	$317
% Revenue	*29.6%*	*42.4%*	*12.8%*	*10.0%*	*11.8%*	*10.0%*	*11.5%*	*11.6%*
Levered FCF	($811)	($1,537)	($1,297)	($517)	($203)	$258	$503	$583
Cumulative Levered FCF	*($811)*	*($2,347)*	*($3,645)*	*($4,162)*	*($4,365)*	*($4,106)*	*($3,603)*	*($3,020)*
Cash Shortfall (2)	$58	($1,479)	($2,776)	($3,293)	($3,496)	($3,238)	($2,735)	($2,152)

MCC (1)

	2013	2014	2015	2016	2017	2018	2019	2020
Revenue	$1,254	$966	$1,875	$3,415	$4,608	$5,666	$6,640	$7,040
% YoY Growth	*(0.9%)*	*(23.0%)*	*94.2%*	*82.1%*	*34.9%*	*23.0%*	*17.2%*	*6.0%*
Memo: LTE Devices with Usage (000s)	*308*	*4,650*	*15,441*	*23,810*	*30,051*	*33,407*	*35,637*	*36,893*
Adj. EBITDA	($187)	($505)	$378	$2,056	$3,199	$4,316	$5,248	$5,517
% Margin	*NM*	*NM*	*20.2%*	*60.2%*	*69.4%*	*76.2%*	*79.0%*	*78.4%*
Capex	$371	$375	$188	$341	$461	$567	$664	$704
% Revenue	*29.6%*	*38.9%*	*10.0%*	*10.0%*	*10.0%*	*10.0%*	*10.0%*	*10.0%*
Levered FCF	($811)	($1,458)	($697)	$974	$2,050	$2,532	$2,392	$2,600
Cumulative Levered FCF	*($811)*	*($2,268)*	*($2,966)*	*($1,992)*	*$58*	*$2,590*	*$4,982*	*$7,581*
Cash Shortfall (2)	$58	($1,400)	($2,097)	($1,124)	$926	$3,458	$5,850	$8,450

Source: Management Projections
(1) SCC assumes Sprint is Clearwire's primary Wholesale customer, MCC assumes other large Wholesale customers in addition to Sprint
(2) Cumulative Levered FCF adjusted for actual end of 2012 cash balance of $869mm; assumes debt is refinanced at maturity at existing rates; assumes no incremental debt apart from Sprint exchangeable notes

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Valuation Analysis

Preliminary Draft - Confidential

DCF Analysis

($ in millions, except per share amounts)

SCC

Implied Share Price

Discount Rate	Perpetuity Growth Rate 2.0%	3.0%	4.0%
10.0%	$0.76	$1.29	$1.94
12.5%	(0.58)	(0.32)	(0.00)
15.0%	(1.38)	(1.24)	(1.07)
17.5%	(1.91)	(1.82)	(1.72)

Implied Terminal Multiple

Discount Rate	Perpetuity Growth Rate 2.0%	3.0%	4.0%
10.0%	7.3x	8.5x	10.0x
12.5%	5.6	6.3	7.1
15.0%	4.6	5.0	5.6
17.5%	3.9	4.2	4.6

In SCC, if Clearwire were to enter into a definitive agreement to sell 40MHz of spectrum based on the summary terms contained in Dish's preliminary non-binding proposal, Clearwire will receive $1.983bn of net proceeds or an additional $1.19-$1.32/share (1)

MCC

Implied Share Price

Discount Rate	Perpetuity Growth Rate 2.0%	3.0%	4.0%
10.0%	$12.69	$14.44	$16.77
12.5%	8.33	9.18	10.24
15.0%	5.63	6.14	6.73
17.5%	3.81	4.12	4.47

Implied Terminal Multiple

Discount Rate	Perpetuity Growth Rate 2.0%	3.0%	4.0%
10.0%	7.4x	8.5x	10.0x
12.5%	5.7	6.3	7.2
15.0%	4.6	5.1	5.6
17.5%	3.9	4.2	4.6

Source: Management Projections

Note: Valuation dates as of 6/30/13; includes PV of NOLs

Assumes NOLs after 2012 assumed not to be restricted and utilized to offset taxes

SCC and MCC include conversion of $240mm Sprint Exchangeable Notes into shares if fully-diluted share price exceeds $1.50/share (conversion price): notes are converted into 160mm shares

MCC includes conversion of 2040 Exchangeable Notes into shares if fully-diluted share price exceeds $7.08/share (conversion price): reduction in debt of $629mm as notes are converted into ~89mm shares

(1) Incremental net proceeds from Dish proposal of $1.19-$1.32/share; based on $2,183mm offer (net of NPV of leases), less $200mm of estimated tax leakage as per Management estimates in December 2012, divided by fully-diluted share count of ~1,504-1,664mm shares

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Appendix

Appendix Preliminary Draft - Confidential

Historical Operating and Financial Metrics ($ in millions)

2009 2010 2011 2012

POPs (mm) 42 114 134 135

Wholesale (mm) 0.05 3.25 9.12 8.22 Retail (mm) 0.60 1.10 1.29 1.36

Total Subscribers (mm) 0.64 4.35 10.42 9.58

Wholesale Revenue NA $481 $494 $468 Retail Revenue NA 51 758 796 Other Revenue NA 4 2 1

Revenue $244 $535 $1,253 $1,265

Adj. EBITDA (781) (1,057) (314) (157) Capex (1,540) (2,655) (226) (182)

LFCF ($2,012) ($3,824) ($1,159) ($634)

Cumulative LFCF (2,012) (5,836) (6,995) (7,629) Cash Balance 1,700 1,733 1,108 869

Source: Company Filings, Management Projections

Appendix Preliminary Draft - Confidential

Current Capital Structure ($ in millions)

(1) (2)

6/30/13 Est. 11/20/12 10/10/12

Face Val. Coupon Maturity Price YTM YTW Price YTM YTW

Cash and Cash Equivalents (3) $605

Debt

12.000% Senior Secured Notes due 2015 $2,947 12.000% 12/1/15 105.625 9.806% 9.806% 99.250 12.281% 12.281% 14.750% Senior Secured Notes due 2016 300 14.750% 12/1/16 124.500 7.580% 7.580% 108.250 12.143% 12.143% 12.000% 2nd Priority Secured Notes due 2017 500 12.000% 12/1/17 110.000 9.454% 9.236% 92.500 14.087% 14.087% 8.250% Exchangeable Notes due 2040 629 8.250% 12/1/40 95.000 8.730% 9.523% 72.875 11.509% 16.217% Sprint Exchangeable Notes 240 1.000% 6/1/18 Vendor Financing Notes due 2014/2015 36 L + 550 2014/2015 Capital Lease Obligations 99 NA NA

Total Debt $4,751

Total Debt $4,751 Net Debt $4,146

Source: Company Filings, FactSet

(1) Represents 1 day before initial Sprint proposal

(2) Represents 1 day before SoftBank/Sprint acquisition rumor (3) Estimated cash balance as of 6/30/13

Appendix Preliminary Draft - Confidential

Clearwire Historical Bond Yields

Historical Bond Yields

50.0% 40.0% 30.0% 20.0%

8.9% 10.0% 7.9%

0.0% 3.2% 1/1/11 6/30/11 12/27/11 6/24/12 12/21/12 6/19/13 12% Sr. Secured due ‘15 14.75% Sr. Secured due ‘16 12% 2nd Priority due ‘17

Historical Bond Yields Since 1 Month Prior to Sprint / SoftBank Deal

Yields 10/10 10/11 Change

15.0%

2015 Notes 12.3% 10.5% (1.8%) 2016 Notes 12.1% 7.7% (4.4%) 2017 Notes 14.1% 10.5% (3.6%)

10.0% 8.9%

7.9%

5.0%

3.2%

0.0%

8/31/12 10/28/12 12/25/12 2/22/13 4/21/13 6/19/13 Source: Bloomberg 12% Sr. Secured due ‘15 14.75% Sr. Secured due ‘16 12% 2nd Priority due ‘17

Appendix

Preliminary Draft - Confidential

Analysis At Various Prices

($ in millions)

	Pre-SoftBank	11/20/12 (1)	Initial Sprint Purchase Price (12/17/12)	Dish Proposal (12/28/12)	Revised Sprint Purchase Price (5/21/13)	Dish Tender Offer (5/29/13)	New Sprint Purchase Price (6/19/13)
			Includes Dilution from $240mm of Sprint Converts and Assumes 6/30/13 Balance Sheet				
Share Price	$1.30	$2.12	$2.97	$3.30	$3.40	$4.40	$5.00
% Premium to Current ($4.70)	*(72.3%)*	*(54.9%)*	*(36.8%)*	*(29.8%)*	*(27.7%)*	*(6.4%)*	*6.4%*
% Premium to 11/20/12 ($2.12)	*(38.7%)*	*0.0%*	*40.1%*	*55.7%*	*60.4%*	*107.5%*	*135.8%*
% Premium to Pre-SoftBank ($1.30) (2)	*0.0%*	*63.1%*	*128.5%*	*153.8%*	*161.5%*	*238.5%*	*284.6%*
% Premium to Pre-SoftBank 52 Week High ($2.50)	*(48.0%)*	*(15.2%)*	*18.8%*	*32.0%*	*36.0%*	*76.0%*	*100.0%*
% Premium to Pre-SoftBank 52 Week Low ($0.90)	*44.4%*	*135.6%*	*230.0%*	*266.7%*	*277.8%*	*388.9%*	*455.6%*
% Premium to Pre-SoftBank 30 Day VWAP ($1.47)	*(11.7%)*	*44.1%*	*101.8%*	*124.2%*	*131.0%*	*199.0%*	*239.8%*
% Premium to Pre-SoftBank 90 Day VWAP ($1.38)	*(6.0%)*	*53.3%*	*114.8%*	*138.6%*	*145.9%*	*218.2%*	*261.6%*
% Premium to Pre-SoftBank 180 Day VWAP ($1.65)	*(21.1%)*	*28.7%*	*80.3%*	*100.3%*	*106.4%*	*167.1%*	*203.5%*
Fully-Diluted Shares Outstanding (3)	1,504	1,664	1,664	1,665	1,665	1,665	1,665
Implied Equity Value	**$1,955**	**$3,528**	**$4,943**	**$5,493**	**$5,660**	**$7,327**	**$8,327**
Plus: Debt (6/30/13) (4)	4,751	4,511	4,511	4,511	4,511	4,511	4,511
Less: Cash (6/30/13) (4)	(605)	(605)	(605)	(605)	(605)	(605)	(605)
Implied TEV	**$6,101**	**$7,434**	**$8,849**	**$9,399**	**$9,566**	**$11,233**	**$12,233**
Plus: NPV of Leases (5)	1,800	1,800	1,800	1,800	1,800	1,800	1,800
Adjusted TEV (For Leases)	**$7,901**	**$9,234**	**$10,649**	**$11,199**	**$11,366**	**$13,033**	**$14,033**
Implied $/MHz-POP (6)	**$0.17**	**$0.20**	**$0.23**	**$0.24**	**$0.24**	**$0.28**	**$0.30**
Value of SIG Shares (13.0%) (7)(8)	$248	$405	$567	$630	$650	$841	$955
Value of Public Shares (36.9%) (8)	538	1,217	1,706	1,896	1,954	2,530	2,876
Total Value of Non-Sprint Shares (49.8%) (8)	**$786**	**$1,622**	**$2,273**	**$2,527**	**$2,603**	**$3,371**	**$3,832**
Δ vs. Initial Purchase Price				253	330	1,098	1,558
% Premium to Initial Purchase Price Offer ($2.97)				*11.1%*	*14.5%*	*48.1%*	*68.4%*

Source: Management Projections

(1) Represents 1 day before initial Sprint proposal

(2) Represents 1 day before SoftBank/Sprint acquisition rumor (10/10/12)

(3) Fully-diluted shares outstanding includes conversion of $240mm of Sprint's exchangeable notes (issued by Clearwire) into Clearwire shares at a conversion price of $1.50/share if in-the-money

(4) Debt and cash estimated as of 6/30/13 by Management. Cash balance includes $240mm of financing from Sprint exchangeable notes. Debt includes $240mm of Sprint exchangeable notes if not converted into common shares

(5) NPV of leases based on Management estimate

(6) $/MHz-POP calculated based on 47.0bn MHz-POPs provided by Management

(7) Includes Bright House, Comcast and Intel

(8) Percentage ownerships shown is based on basic share count. Value of stake calculated is based on fully-diluted share count. All dilutive options, warrants and RSUs assumed to belong to public shareholders. Fully-diluted share counts assume conversion of $240mm of Sprint's exchangeable notes (issued by Clearwire) into Clearwire shares at a conversion price of $1.50/share. Public shares include shares owned by Dish

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15

Appendix Preliminary Draft - Confidential

Preliminary Premiums Paid Analysis

Precedent Median Premiums Implied Share Price

Share Price All Cash Minority-Led Majority-Led All Cash Minority-Led Majority-Led

Pre-SoftBank (10/10/12)

Spot Price $1.30 26.6% 30.2% 25.8% $1.65 $1.69 $1.64 1-Week Prior $1.34 28.5% 32.7% 27.7% 1.72 1.78 1.71 4-Weeks Prior $1.63 31.7% 44.5% 24.7% 2.15 2.36 2.03

High 31.7% 44.5% 27.7% $2.15 $2.36 $2.03 Low 26.6% 30.2% 24.7% 1.65 1.69 1.64

One Day Before Initial Sprint Proposal (11/20/12)

Spot Price $2.12 26.6% 30.2% 25.8% $2.68 $2.76 $2.67 1-Week Prior $2.22 28.5% 32.7% 27.7% 2.85 2.95 2.84 4-Weeks Prior $1.91 31.7% 44.5% 24.7% 2.52 2.76 2.38

High 31.7% 44.5% 27.7% $2.85 $2.95 $2.84 Low 26.6% 30.2% 24.7% 2.52 2.76 2.38

Source: SDC, Factset, Company filings

Appendix Preliminary Draft - Confidential

Research Analyst Summary – Updated Price Targets

Price Target Rating Valuation Methodology DCF Assumptions $ / MHz-POP

Macquarie $4.50

Neutral NA NA NA

(5/29/13)

D.A. Davidson $4.40

Neutral DISH Offer NA NA

(5/30/13)

New Street $3.50

Neutral NA NA NA

(6/2/13)

Janco Partners $3.40

Market Perform Sprint Offer NA NA

(5/21/13)

Jefferies $3.15

Hold DCF NA NA

(4/26/13)

Guggenheim $3.00

Neutral Sprint Offer NA NA

(4/26/13)

UBS $3.00

Neutral NA NA NA

(4/15/13)

Wells Fargo $2.97

Market Perform Spectrum NA $0.17 - $0.19

(6/13/13)

Average Target Price $3.49

Note: Analyst price targets as of 6/19/13

Appendix Preliminary Draft - Confidential

Trading Comparables – Implied Spectrum Values

Market Adjusted Total Implied

(1)

Company Price Value TEV TEV Frequency MHz POPs MHz-POPs $/MHz-POPs

(2)

Clearwire $4.70 $7,827 $11,733 $13,533 2.5GHz NA NA 47,000 $0.29

(3)

Globalstar $0.59 $411 $1,182 $1,182 1.6/2.4 GHz 19.3 300 5,783 $0.20

(4) (5) (6) (7)

LightSquared NA -- 2,502 3,391 MSS 59.0 300 17,700 0.19

Source: Company Filings, Wall Street Research

Note: Share price and debt trading levels as of 6/19/13

(1) Calculated as TEV + NPV of Spectrum Leases – Value of Operations

(2) Assumes $0 for Value of Operations; Assumes $1,800mm for NPV of Spectrum Leases; Debt and Cash balance as of 6/30/13

(3) Assumes $0 for Value of Operations; Assumes no Spectrum Leases; 19.3MHz of terrestrial spectrum excludes international spectrum; capital structure pro-forma for restructuring (4) Company is currently in Chapter 11; Assumes $0 for Market Value of Equity

(5) Uses Market Value of Debt and Preferred Equity; Term Loan of $1,701mm trading at $1.08 (Markit); Assumes HoldCo Term Loan of $322mm includes PIK interest and a trading value equal to the Term Loan ($1.08); DIP facility of $46.4mm; Cash Balance of $151mm as at 2/28/13; Assumes $391mm of preferred equity and a trading value equal to the Term Loan ($1.08) (6) Assumes $0 for Value of Operations; Assumes $879mm for NPV of Spectrum Leases as of 6/30/13 calculated as NPV of $115mm annual lease payment to Inmarsat beginning in April 2014 and increasing annually at a rate of 3.0%; Assumes discount rate of 15.0% (7) LightSquared owns a total of 59MHz spectrum, of which 40MHz is 1.6GHz L-Band Spectrum